SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Global Power Equipment Group Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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6120 South Yale

Suite 1480

Tulsa, Oklahoma 74136

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 5, 2003

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Global Power Equipment Group Inc., a Delaware corporation (the “Company”), will be held at the DoubleTree Hotel at Warren Place, 6110 South Yale, Tulsa, Oklahoma, on Thursday, June 5, 2003, at 10:00 a.m., local time, for the following purposes:

1.	To elect two Class II members to the Board of Directors for three-year terms;

2.	To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent auditor of the Company for 2003; and

3.	To transact any other business that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 17, 2003, as the record date for the meeting, and only holders of the Company’s Common Stock of record at such time will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of the stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of 10 days prior to the date of the meeting at the offices of the Company and at the time and place of the meeting.

By Order of the Board of Directors,

John M. Matheson

Secretary

Tulsa, Oklahoma

April 25, 2003

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO VOTE BY INTERNET, TELEPHONE OR MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

GLOBAL POWER EQUIPMENT GROUP INC.

6120 South Yale

Suite 1480

Tulsa, Oklahoma 74136

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 5, 2003

SOLICITATION AND REVOCATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Global Power Equipment Group Inc., a Delaware corporation (the “Company”), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on June 5, 2003, or at any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying proxy are first being forwarded to stockholders on or about April 25, 2003.

If the accompanying proxy is properly executed and returned, the shares represented by the proxy will be voted at the Annual Meeting. Stockholders whose shares are registered in their own names may instruct the proxies how to vote via the Internet or by telephone in lieu of executing and returning the accompanying proxy, and the shares represented by the proxy will be voted at the Annual Meeting. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or telephone are set forth on the accompanying proxy card. If a stockholder indicates in his or her proxy a choice with respect to any matter to be acted upon, that stockholder’s shares will be voted in accordance with such choice. If no choice is indicated on a proxy, the stockholder’s shares will be voted “FOR” (a) the election of all of the nominees for directors listed below and (b) the ratification of the appointment of the independent auditor. A stockholder giving a proxy may revoke it by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by executing another valid proxy bearing a later date and delivering such proxy to the Secretary of the Company prior to or at the Annual Meeting, by voting again by Internet or telephone, or by attending the Annual Meeting and voting in person.

The expenses of this proxy solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying proxy will be borne by the Company. Such expenses will also include the charges and expenses of banks, brokerage firms, and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s Common Stock. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by the Board of Directors or employees of the Company who will not be additionally compensated therefor, but who may be reimbursed for their out-of-pocket expenses in connection therewith.

STOCKHOLDERS ENTITLED TO VOTE

Stockholders of record at the close of business on April 17, 2003 (the “Record Date”), will be entitled to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 43,976,679 shares of Common Stock, par value $.01 per share (the “Common Stock”), of the Company. The holders of Common Stock are entitled to one vote per share. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of the holders of a majority of the shares issued and outstanding at the Annual Meeting and entitled to vote will constitute a quorum for the transaction of business. Votes withheld from nominees for directors, abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by the Board of Directors of the Company. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will have no effect on the vote. Abstentions, which may be specified on all proposals except the election of directors, will have the effect of a negative vote. Under applicable Delaware law, a broker non-vote will not be considered present for the purpose of calculating the vote on any matter.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors is divided into three approximately equal classes. The terms of the three classes are staggered so that only one class is elected at the annual meeting of stockholders each year for a three-year term. The term of the Class II directors, consisting of Ira Kleinman and Bengt Sohlén will expire at the Annual Meeting, and the accompanying proxy solicits your vote for two Class II directors. The terms of the Class III directors and the Class I directors will expire at the annual meeting of stockholders to be held in 2004 and 2005, respectively.

The Board of Directors has nominated Ira Kleinman and Bengt Sohlén for re-election as directors, each to hold office until the annual meeting of stockholders in 2006 and until his successor is duly elected and qualified, or until the earlier of his death, resignation or retirement. The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Kleinman and Sohlén. Should any of the nominees become unable for any reason to stand for election as a director of the Company, it is intended that the persons named in such proxy will vote for the election of such other person as the Board of Directors may recommend. The Company knows of no reason why any of the nominees will be unavailable or unable to serve.

The affirmative vote of the holders of a plurality of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Accordingly, the two nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast for election by the holders of Common Stock shall be duly elected directors upon completion of the vote tabulation at the Annual Meeting. The Board of Directors recommends a vote “FOR” each of the following nominees for directors.

Nominees for Directors

Class II

(Term Expires 2006)

Ira Kleinman, age 46. Mr. Kleinman has been a Director of the Company since the completion of the reorganization transaction in May 2001. He previously served as a director of GEEG Holdings, L.L.C. from August 2000 to May 2001. Since 1992, Mr. Kleinman has served as a general partner of Harvest Partners, Inc. Prior to joining Harvest Partners, Inc., he held financial management positions at American International Group and Bank of New York. Mr. Kleinman is a Certified Public Accountant and earned his bachelors degree from the State University of New York at Binghamton and his M.B.A. from St. John’s University.

Bengt Sohlén, age 70. Mr. Sohlén has been a Director of the Company since the completion of the reorganization transaction in May 2001. From December 2000 to May 2001, he served as a director of GEEG Holdings, L.L.C. Since January 1997, Mr. Sohlén has served as a member of Harvest Partners, Inc.’s advisory board, an informal committee that advises Harvest Partners, Inc. on investment opportunities. From November 1983 until his retirement in September 1997, Mr. Sohlén served as vice president for strategy and corporate development for ABB Inc., a subsidiary of ABB Ltd., which manufactures equipment and provides services to the power transmission and distribution, automation, and oil, gas and petro-chemical industries. Mr. Sohlén served as a director of ABB Inc. between September 1976 and October 1983. Mr. Sohlén has an engineering background derived from training in his native Sweden.

Directors Continuing in Office

Class III

(Term Expires 2004)

Larry Edwards, age 53. Mr. Edwards has been a Director and President and Chief Executive Officer of the Company since the completion of the reorganization transaction in May 2001. From June 1998 to May 2001, Mr. Edwards served as a director of and chief executive officer of GEEG Holdings, L.L.C. and as president and chief executive officer of GEEG, Inc. From February 1994 until June 1998, Mr. Edwards served as the president of Jason Incorporated’s power generation division, the predecessor of GEEG Holdings, L.L.C. From 1976 until 1994, Mr. Edwards held various positions with Braden Manufacturing, including those of vice president of operations, general manager and president. Mr. Edwards earned a B.S. in Industrial Engineering and Management from Oklahoma State University and an M.B.A. with honors from Oklahoma City University.

Stephen Eisenstein, age 41. Mr. Eisenstein has served as Chairman of the Board of the Company since the completion of the reorganization transaction in May 2001. He previously served as chairman of the board of GEEG Holdings, L.L.C. and a director of GEEG, Inc. from August 2000 to May 2001. Mr. Eisenstein has been a general partner of Harvest Partners, Inc. since September 1999. Before joining Harvest Partners, Inc., he was a founding partner at Paribas Principal Partners, which was created in 1996. From 1990 to September 1996, Mr. Eisenstein worked at Paribas in the Merchant Banking Group where he was a managing director specializing in financing and investing in leveraged buyouts. From 1988 until 1990, he worked at the Chase Manhattan Bank in the Media and Telecom Corporate Finance Group, and at Paine Webber Inc. in the Equity Research Department from 1984 to 1986. He earned a B.A. in Economics from Tufts University and an M.B.A. from the Wharton School at the University of Pennsylvania.

Class I

(Term Expires 2005)

Adrian W. Doherty Jr., age 51. Mr. Doherty became a Director of the Company in March 2002. Mr. Doherty is currently a managing director and head of oil and gas investment banking at Barclays Capital, the investment banking division of Barclays Bank PLC. He participated in the formation of Anzon Energy Limited, a New Zealand oil and gas exploration company, and served as one of its directors from September 2001 through May 2002. From July 1999 to May 2001, Mr. Doherty was the senior equity capital markets professional at Salomon Smith Barney with responsibility for all energy equity offerings. From 1995 to 1999, he was a managing director and member of the management committee of the Global Natural Resources Group at J.P. Morgan & Co. Mr. Doherty earned an A.B. degree in Geology from Amherst College and an M.B.A. from the Wharton School at the University of Pennsylvania.

Ed Hotard, age 59. Mr. Hotard has been a Director since the Company’s formation in May 2001 pursuant to the reorganization of GEEG Holdings, L.L.C. Mr. Hotard has been a private consultant since January 1999. From July 1992 to January 1999, Mr. Hotard served as president and chief operating officer of Praxair Inc., an industrial gases, electronics materials, medical services and surface technology company. From January 1996 to March 1997, he also served as chairman of Chicago Bridge & Iron, Inc., a global engineering and construction company. He has served as a director of Edgen Corp. since August 1999 and Home Care Supply, Inc. since July 2000, each of which is a private company managed by Harvest Partners, Inc. Mr. Hotard also serves as a director of Global Industries, Ltd. and is a senior advisor to the Monitor Group and a venture partner with Arch Venture Partners. Mr. Hotard earned a B.S. in Mechanical Engineering from Northwestern University and is a member of the board of directors of the U.S.-China Business Council.

Jerry E. Ryan, age 60. Mr. Ryan became a Director of the Company in February 2002. From January 2000 to December 2002, Mr. Ryan served as a consultant to Fintube Technologies, Inc., a manufacturer of finned tubes used in a variety of heat recovery operations and a subsidiary of Lone Star Technologies, Inc. Mr. Ryan served as chairman of the board of the general partner of Fintube Limited Partnership from February 1999 until its sale to Lone Star Technologies, Inc. in January 2000, and for more than five years prior thereto, as chairman of the board and chief executive officer of the general partner of Fintube Limited Partnership. Mr. Ryan also serves as a director of Lone Star Technologies, Inc. and of AAON, Inc.

Compensation of Directors

Employee directors and directors who are affiliated with Harvest Partners, Inc., an affiliate of the Company’s largest stockholder, receive no additional compensation for service on the Board of Directors or any committee thereof. Non-employee directors who are not affiliated with Harvest Partners, Inc. (“Outside Directors”) receive an annual retainer of $20,000, a fee of $1,000 for each Board meeting or committee meeting attended in person ($750 per such meeting if by teleconference), and $1,500 per year for serving as chairman of any committee. Outside Directors are also eligible to receive non-qualified stock options under the stock option plans maintained by the Company. During fiscal 2002, Adrian W. Doherty Jr., Ed Hotard, Jerry E. Ryan and Bengt Sohlén were each granted an option to purchase 12,500 shares of Common Stock at an exercise price of $4.87 per share (being the fair market value of the Common Stock on the date of grant) under the Company’s 2001 Stock Option Plan. Options become exercisable in cumulative installments of 40%, commencing 18 months from the date of grant, and of 30% annually thereafter. All directors are reimbursed by the Company for out-of-pocket expenses incurred by them in connection with their service on the Board of Directors and any committee thereof.

Meetings and Committees of the Board of Directors

During fiscal 2002, the Board of Directors held eight meetings. All of the directors attended at least 75% of the meetings of the Board of Directors and the Board committees on which they served. In addition, the Board of Directors took action three times during fiscal 2002 by unanimous written consent. The Board of Directors has three standing committees: the Executive Committee, the Audit Committee and the Compensation Committee.

The Executive Committee is composed of Messrs. Edwards, Eisenstein and Kleinman. The Executive Committee is generally authorized to act for the Board of Directors, except as such authority is limited by the Board of Directors or by applicable Delaware laws. The Executive Committee did not meet in fiscal 2002, but it took action one time during fiscal 2002 by unanimous written consent.

The Audit Committee is composed of Messrs. Hotard, Doherty, and Sohlén. Each of these individuals qualifies as an “independent” director under the current listing standards of the New York Stock Exchange. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee reviews (a) the Company’s financial reporting process, (b) the Company’s systems of internal controls, and (c) the Company’s process for monitoring compliance with its written policies and with laws and regulations. In addition, the Audit Committee annually considers the qualifications of the independent auditor of the Company and the independence of the auditor and makes recommendations to the Board of Directors on the engagement of the independent auditor. The Audit Committee also reviews (a) any transactions between the Company and its officers, directors and principal stockholders, (b) the plans for and results of audits of the Company, and (c) the results of any internal audits, compliance with any of the Company’s written policies and procedures and the adequacy of the Company’s system of internal accounting controls. The Audit Committee met seven times during fiscal 2002. All of the members of the Audit Committee were present at each meeting.

The Compensation Committee is composed of Messrs. Doherty and Ryan. The Compensation Committee reviews the compensation of officers of the Company and makes recommendations to the Board of Directors regarding such compensation and reviews the Company’s executive compensation policies and practices. The Compensation Committee also administers generally the Company’s 2000 Stock Option Plan and 2001 Stock Option Plan. The Compensation Committee met four times during fiscal 2002. In addition, the Compensation Committee took action one time during fiscal 2002 by unanimous written consent. All of the members of the Compensation Committee were present at each meeting.

The Company does not have a standing nominating committee. The Company’s amended and restated By-laws provide that nominations of candidates for election as directors of the Company may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder entitled to vote at such meeting who complies with the advance notice procedures set forth therein. These procedures generally require any stockholder who intends to make a nomination for director at the meeting to deliver notice of such nomination to the Secretary of the Company not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. The notice must contain all information about the proposed nominee as would be required to be included in a proxy statement soliciting proxies for the election of such nominee, including such nominee’s written consent to serve as a director if so elected. If the Chairman of the meeting determines that a person is not nominated in accordance with the nomination procedure, such nomination will be disregarded.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to, among other matters, the financial reporting process and systems of internal controls. The Audit Committee operates pursuant to a written charter that was adopted by the Board of Directors.

The Audit Committee acts only in an oversight capacity and it is not responsible for either the preparation of the Company’s financial statements or the auditing of the financial statements. Management of the Company is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing the financial statements. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and the independent auditors the Company’s audited financial statements as of and for the fiscal year ended December 28, 2002. The Audit Committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61,

Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

In addition, the Audit Committee reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and discussed with the auditors their independence. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 28, 2002, for filing with the Securities and Exchange Commission.

Audit Committee

Ed Hotard, Chairman

Adrian W. Doherty Jr.

Bengt Sohlén

INDEPENDENT AUDITOR FEES FOR FISCAL YEAR 2002

Audit Fees. The aggregate audit fees billed by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the fiscal year ended December 28, 2002, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $286,000.

Financial Information Systems Design and Implementation Fees. The Company did not engage PricewaterhouseCoopers LLP for professional services relating to financial information systems design and implementation for the fiscal year ended December 28, 2002.

All Other Fees. All other fees billed by PricewaterhouseCoopers LLP for services rendered to the Company for the fiscal year ended December 28, 2002, were $1,032,550. These fees related primarily to the provision of due diligence services in connection with the Company’s review of potential acquisitions as well as tax services.

The Audit Committee considered whether the provisions of the services by PricewaterhouseCoopers LLP described above under “All Other Fees” is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

PricewaterhouseCoopers LLP has been selected as the Company’s independent auditor for fiscal 2003. Upon the recommendation of the Audit Committee, the Board of Directors engaged PricewaterhouseCoopers LLP to serve as the Company’s independent auditor for the 2002 fiscal year on April 8, 2002, following the solicitation of proposals from independent auditing firms. Prior to the selection of PricewaterhouseCoopers LLP, Arthur Andersen LLP served as the Company’s independent auditor.

Arthur Andersen LLP’s reports on the Company’s consolidated financial statements for each of the fiscal years ended December 29, 2001 and December 30, 2000, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 29, 2001 and December 30, 2000, and through April 8, 2002, (i) there were no disagreements with Arthur Andersen LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company’s consolidated financial statements for such years and (ii) there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 29, 2001 and December 30, 2000, and through April 8, 2002, the Company did not consult PricewaterhouseCoopers LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any matters or reportable events described in Item 304(a)(2)(i) and (ii) of Regulation S-K.

A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment.

The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal. The Board of Directors recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as independent auditor for fiscal year 2003.

The Company expects that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting. The representative will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

PRINCIPAL STOCKHOLDERS AND

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information as of March 31, 2003, regarding the ownership of the Company’s Common Stock by (a) all persons known by the Company to be beneficial owners of more than five percent of such stock, (b) each director and nominee for director of the Company, (c) each of the executive officers of the Company named in the Summary Compensation Table below, and (d) all executive officers and directors of the Company as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

Name of Owner or Identity of Group	Shares Beneficially Owned		Percentage of Class(1)
Harvest Associates III, L.L.C.(2)	13,000,263	(3)	29.6%
PPM America Inc.(4)	4,744,622	(5)	10.8
Cannell Capital LLC (6)	3,608,600	(7)	8.2
Merrill Lynch & Co., Inc. (8)	2,513,267	(9)	5.7
Larry Edwards	1,159,376	(10)	2.6
Stephen Eisenstein	13,000,263	(11)	29.6
Ira Kleinman	13,000,263	(12)	29.6
Bengt Sohlén	46,384	(13)	*
Ed Hotard	16,500	(14)	*
Adrian W. Doherty Jr.	—		—
Jerry E. Ryan	10,000		*
John McSweeney	647,616	(15)	1.5
Gary Obermiller	893,249	(16)	2.0
Gene Schockemoehl	841,344	(17)	1.9
Michael Hackner	470,650	(18)	1.1
All executive officers and directors as a group (13 persons)	17,479,744	(19)	38.5

*	Represents less than 1% of the Common Stock outstanding.
(1)	Shares of Common Stock which were not outstanding but which could be acquired by a person upon exercise of an option within sixty days of March 31, 2003, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.
(2)	The beneficial owner’s address is 280 Park Avenue, 33rd Floor, New York, New York 10017.
(3)

Includes 11,440,232 shares of Common Stock owned by Harvest Partners III, L.P., and 1,560,031 shares of Common Stock owned by Harvest Partners III, GbR, for each of which Harvest Associates III, L.L.C. is the general partner. Harvest Associates III, L.L.C. has six members, each of whom has equal voting rights in such company and who may be deemed to share beneficial ownership of the shares of Common Stock beneficially owned by it. The six members are Stephen Eisenstein and Ira Kleinman, each of whom is a director of the Company, and Harvey Wertheim, Harvey Mallement, William Kane and Thomas Arenz. Each of Messrs. Eisenstein, Kleinman, Wertheim, Mallement, Kane and Arenz disclaims beneficial ownership of the shares of Common Stock owned by Harvest Partners III, L.P. and Harvest Partners III, GbR. Harvest Partners, Inc., which is controlled by Messrs. Wertheim and Mallement, provides management services for Harvest Associates III, L.L.C. in connection with Harvest Partners III, L.P. and Harvest Partners III, GbR and may be deemed to share beneficial ownership of the shares of Common Stock owned by Harvest Partners III, L.P. and Harvest Partners III, GbR. Each of Messrs. Wertheim and

Mallement disclaim beneficial ownership of the shares of Common Stock which Harvest Partners, Inc. may be deemed to share beneficial ownership with Harvest Associates III, L.L.C.
(4)	The beneficial owner’s address is 225 West Wacker Drive, Suite 1200, Chicago, Illinois 60606.
(5)	PPM America, Inc. (“PPM”), a registered investment advisor, reported the beneficial ownership (as of December 31, 2001) of such shares in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2002. All such shares are owned by Jackson National Life Insurance Company, PPM’s investment advisory client. PPM possesses voting and dispositive powers with respect to such shares.
(6)	The beneficial owner’s address is 150 California Street, Fifth Floor, San Francisco, California 94111.
(7)	Cannell Capital LLC (“Cannell Capital”) reported the beneficial ownership (as of December 31, 2002) of such shares in an amendment to a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003. Cannell Capital possesses voting and dispositive powers with respect to the shares, all of which are owned by its investment advisory clients. J. Carlo Cannell is also a beneficial owner of these shares as a result of his ownership and management of Cannell Capital.
(8)	The beneficial owner’s address is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381.
(9)	Merrill Lynch & Co., Inc. (on behalf of Merrill Lynch Investment Managers), a parent holding company, reported it has shared voting power and shared dispositive power of such shares (as of December 31, 2002) in a Schedule 13G filed with the Securities and Exchange Commission on January 8, 2003. The following asset management subsidiaries hold certain of these shares deemed beneficially owned by Merrill Lynch & Co., Inc.: FAM (d/b/a Mercury Advisors), Fund Asset Management, L.P., Merrill Lynch Investment Managers, L.P. and Merrill Lynch Investment Managers, LLC.
(10)	Includes options to purchase 452,151 shares of Common Stock.
(11)	Includes 11,440,232 shares of Common Stock owned by Harvest Partners III, L.P. and 1,560,031 shares of Common Stock owned by Harvest Partners III, GbR, for each of which Harvest Associates III, L.L.C. is the general partner. Mr. Eisenstein is a member of Harvest Associates III, L.L.C. and may be deemed to share beneficial ownership of the shares of Common Stock beneficially owned by it. Mr. Eisenstein disclaims beneficial ownership of such shares.
(12)	Includes 11,440,232 shares of Common Stock owned by Harvest Partners III, L.P. and 1,506,031 shares of Common Stock owned by Harvest Partners III, GbR, for each of which Harvest Associates III, L.L.C. is the general partner. Mr. Kleinman is a member of Harvest Associates III, L.L.C. and may be deemed to share beneficial ownership of the shares of Common Stock beneficially owned by it. Mr. Kleinman disclaims beneficial ownership of such shares.
(13)	Includes options to purchase 12,500 shares of Common Stock.
(14)	Includes options to purchase 12,500 shares of Common Stock and 4,000 shares of Common Stock held by a family partnership, of which Mr. Hotard is the managing general partner.
(15)	Includes options to purchase 15,000 shares of Common Stock.
(16)	Includes options to purchase 343,136 shares of Common Stock and includes 500 shares of Common Stock owned by Mr. Obermiller’s daughter.
(17)	Includes options to purchase 317,105 shares of Common Stock.
(18)	Includes options to purchase 184,904 shares of Common Stock.
(19)	Includes options to purchase 1,512,862 shares of Common Stock. Also includes 11,440,232 shares of Common Stock owned by Harvest Partners III, L.P. and 1,506,031 shares of Common Stock owned by Harvest Partners III, GbR, for each of which Harvest Associates III, L.L.C. is the general partner. Messrs. Eisenstein and Kleinman are members of Harvest Associates III, L.L.C. and may be deemed to share beneficial ownership of the shares of Common Stock beneficially owned by it. Messrs. Eisenstein and Kleinman disclaim beneficial ownership of such shares.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to the compensation of the Company’s Chief Executive Officer and its four other most highly compensated executive officers (the “named executive officers”), based on salary and bonus earned during fiscal 2002, for services in all capacities to the Company and its subsidiaries during each of the Company’s last three fiscal years.

	Fiscal Year				Long-Term Compensation			All Other Compensation ($)(4)
		Annual Compensation			Awards		Payouts
Name and Principal Position		Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)(3)	Long-Term Incentive Payouts ($)
Larry Edwards, President and Chief Executive Officer	2002 2001 2000	434,911 343,800 275,000	531,679 515,700 275,000	-0- -0- -0-	-0- -0- -0-	100,000 75,000 377,151	-0- -0- -0-	12,112 190,965 3,494,985

Gary Obermiller, Senior Vice President	2002 2001 2000	254,000 235,500 200,000	227,711 259,050 160,000	-0- -0- -0-	-0- -0- -0-	55,000 50,000 293,136	-0- -0- -0-	16,601 168,682 2,834,703

Gene Schockemoehl, Senior Vice President	2002 2001 2000	214,350 191,200 157,000	192,165 210,320 125,600	-0- -0- -0-	-0- -0- -0-	40,000 37,500 279,605	-0- -0- -0-	9,117 140,502 2,548,522

John McSweeney, President of Consolidated Fabricators, Inc.(5)	2002 2001 2000	336,338 329,992 48,230	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	15,000 15,000 -0-	-0- -0- -0-	38,942 33,442 8,128

Michael Hackner, Chief Financial Officer and Vice President of Finance	2002 2001 2000	174,376 154,898 120,778	127,905 129,408 72,467	-0- -0- -0-	-0- -0- -0-	40,000 32,500 152,404	-0- -0- -0-	7,663 86,618 1,301,636

(1)	Represents bonuses accrued under the Company’s 2002 Management Incentive Compensation Plan that were paid in 2003.
(2)	Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation, if any, is the lesser of either $50,000 or 10 percent of the total amount of annual salary and bonus for any named individual.
(3)	Consists solely of options to acquire shares of Common Stock granted under Company stock option plans.
(4)	Amounts for fiscal 2002 include: (a) matching contributions under the Company’s 401(k) plan of $9,849, $5,251, $8,000, $5,500 and $6,838 to the accounts of Messrs. Edwards, Obermiller, Schockemoehl, McSweeney and Hackner, respectively; (b) contributions of $10,080 to the account of Mr. Obermiller under the Deltak Profit Sharing Plan; and (c) the taxable portion of life insurance premiums of $2,263, $1,270, $1,117, $33,442 and $825 for Messrs. Edwards, Obermiller, Schockemoehl, McSweeney and Hackner, respectively.
(5)	Mr. McSweeney did not become an employee of the Company until October 2000.

Option Grants In Last Fiscal Year

The following table sets forth certain information with respect to options granted to the named executive officers of the Company during fiscal 2002. The Company did not grant any stock appreciation rights during fiscal 2002.

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)(1)	Expiration Date	5%($)	10%($)
Larry Edwards	100,000	13.3	4.87	12/11/12	306,000	776,000
Gary Obermiller	55,000	7.3	4.87	12/11/12	168,300	426,800
Gene Schockemoehl	40,000	5.3	4.87	12/11/12	122,400	310,400
John McSweeney	15,000	2.0	4.87	12/11/12	45,900	116,400
Michael Hackner	40,000	5.3	4.87	12/11/12	122,400	310,400

(1)	The exercise price of the option equals the fair market value of the Common Stock on the date of grant.
(2)	Potential realizable value illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their term (10 years from the date of grant), assuming that the Common Stock appreciates in value from the date of grant to the end of the option term at rates of 5% and 10%, respectively, compounded annually. These assumed annual compound rates of stock price appreciation are mandated by the rules of the SEC and are not intended to represent estimated or expected appreciation of the Company’s Common Stock.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information with respect to options exercised by the named executive officers of the Company during fiscal 2002, and the number and value of unexercised options held by such executive officers at the end of the fiscal year. The Company has never granted any stock appreciation rights.

	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Larry Edwards	-0-	-0-	452,151	100,000	1,723,580	6,000
Gary Obermiller	-0-	-0-	343,136	55,000	1,339,632	3,300
Gene Schockemoehl	-0-	-0-	317,105	40,000	1,277,795	2,400
John McSweeney	-0-	-0-	15,000	15,000	0	900
Michael Hackner	-0-	-0-	184,904	40,000	696,486	2,400

(1)	Market value of the underlying securities at exercise date or fiscal year-end, as the case may be, minus the option exercise price.
(2)	The closing price for the Common Stock on the New York Stock Exchange on December 27, 2002, the last trading day of the Company’s fiscal year, was $4.93.

Employment Agreements and Change in Control Arrangements

The Company has entered into employment agreements with each of its named executive officers. The employment agreements provide for annual base salaries of not less than $429,690 for Mr. Edwards, $250,600 for Mr. Obermiller, $210,000 for Mr. Schockemoehl, $170,000 for Mr. Hackner and $330,000 for Mr. McSweeney. The employment agreement with Mr. Edwards is for a three-year term expiring on April 30, 2005, and the employment agreements with each of Messrs. Obermiller, Schockemoehl and Hackner are for two-year terms expiring April 30, 2004, subject, in each case, to automatic renewal for additional one-year periods annually thereafter unless the Company provides sixty days prior written notice otherwise. Pursuant to their respective employment agreements, each of Messrs. Edwards, Obermiller, Schockemoehl and Hackner:

•	is entitled to participate in the Company’s employee benefit programs;

•	is entitled to participate in the Company’s Management Incentive Compensation Plans or, in the event a Management Incentive Compensation Plan is not in effect for any bonus year, to receive substantially the same bonus opportunities as were in place for the prior fiscal year;

•	in the event employment is terminated by the Company without Cause (as defined in the respective employment agreement) or by the executive officer for Good Reason (as defined in the respective employment agreement to include, among other things, removal from such executive’s specified position as an officer of the Company or a reduction in such executive’s annual base salary without, in each case, such executive’s consent), is entitled to receive his base salary for a twelve-month period or, if more than twelve months remain in the Initial Employment Term (as defined in each employment agreement) on the date of termination, through the expiration of the Initial Employment Term, and, if termination is three months after commencement of a new bonus year, a portion of any bonus earned for the year in which termination occurred determined on a pro rata basis based on the number of days of such year employed; and

•	has agreed not to compete with the businesses of the Company for a twelve-month period following termination.

Mr. McSweeney’s employment agreement is for a three-year period expiring on October 31, 2003. In the event Mr. McSweeney’s employment is terminated by the Company without Cause (as defined in the employment agreement) or by him for Good Reason (as defined in the employment agreement to include, among other things, his removal as President of Consolidated Fabricators, Inc. or a reduction in his annual base salary without, in each case, his consent), he is entitled to receive a lump sum payment equal to the amount of base salary payable through the expiration date of the employment agreement and to certain benefits through the term of the employment agreement. Pursuant to the employment agreement, Mr. McSweeney has agreed not to compete with the businesses of the Company for a twelve-month period following termination.

The Company’s 2001 Stock Option Plan provides that all outstanding options awarded under such plan, regardless of any vesting requirements or restrictions, become fully exercisable and free of all restrictions in the event of a “change in control” of the Company, as defined in such plan. In such event participants may be entitled to receive, at the discretion of the Compensation Committee, either (i) the consideration received by the holders of the Company’s Common Stock in such transaction, upon exercise of an option, or (ii) cash payments equal to the value of the per share consideration to be received in such transaction or the fair market value per share of the Company’s Common Stock, less the exercise price of an option, multiplied by the number of shares of Common Stock subject to such option.

Report on Executive Compensation

The Compensation Committee administers the Company’s executive compensation program. The role of the Compensation Committee is to review and make recommendations to the Board of Directors regarding all forms of compensation provided to the Company’s executive officers. In addition, the Compensation Committee administers the Company’s 2000 and 2001 Stock Option Plans. The Compensation Committee is comprised of two outside, non-employee directors. All decisions of the Committee relating to the compensation of the executive officers of the Company are reviewed by the full Board of Directors.

Overall Executive Compensation Program.    The goals of the Company’s executive compensation program are to align compensation with the Company’s business objectives and performance and enable the Company to attract, retain and motivate qualified executive officers that contribute to the long-term success of the Company. The key components of the Company’s executive compensation program are:

•	base salary;

•	annual incentive bonus awards; and

•	equity participation in the form of stock options.

Executive officers are also entitled to customary benefits generally available to all of the Company’s employees, including group medical, dental and life insurance and participation in the Company’s 401(k) plan.

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that no publicly-held company shall be permitted to deduct from its income taxes compensation exceeding $1 million paid to its chief executive officer or any of its four other highest paid executive officers unless (a) the compensation is payable solely on account of the attainment of performance goals, (b) the performance goals are determined by a compensation committee of two or more outside directors, (c) the material terms under which the compensation is paid are disclosed to and approved by the stockholders, and (d) the compensation committee certifies that the performance goals were met. Neither the Committee nor the Company expects this Section to have an impact, or result in the loss of a material deduction, with respect to compensation paid to such executive officers, including stock options granted to such executive officers.

Base Salary.    The Company has entered into employment agreements with each of the Company’s named executive officers, which agreements provide for an annual base salary that may be increased at the discretion of the Board of Directors. The Compensation Committee is responsible for reviewing the salary and other terms of new employment agreements entered into with the Company’s executive officers, as well as reviewing existing employment agreements for recommendations of any adjustments to the base salaries under the terms of such agreements. The Committee further reviews and recommends the base salaries for the Company’s other officers and key employees. When reviewing base salaries, including adjustments to base salaries under existing employment agreements, the Compensation Committee considers the individual’s performance, the past performance of the Company and the individual’s contribution to that performance, the individual’s level of responsibility and competitive pay practices. The Committee believes that there is necessarily some subjectivity in recommending base salaries for the Company’s executive officers. Although the Committee does not utilize any specific objective performance criteria in recommending base salaries, it does use a variety of methods therewith, including without limitation, studying the related salary information by geographical region where the Company does business and information from outside consultants covering new employment and recruiting activities of similarly situated companies.

Management Incentive Compensation Plan.    To provide annual incentive bonus awards, the Company maintains a Management Incentive Compensation Plan. The Board of Directors currently adopts a new Management Incentive Compensation Plan prior to the beginning of each new fiscal year. The purpose of the Management Incentive Compensation Plan is to enhance stockholder value by providing eligible employees of the Company, including executive officers, with an added incentive to achieve specific annual Company targets. The Management Incentive Compensation Plan also assists the Company in attracting, retaining and motivating qualified personnel to allow the Company to remain competitive with its industry peers. The targets are intended to be aligned with the Company’s mission so that bonus payments are made only if stockholder interests are advanced. These targets are established prior to the beginning of each fiscal year. For fiscal year 2002, the Company had in place the 2002 Management Incentive Compensation Plan (the “2002 Incentive Plan”). Under the 2002 Incentive Plan, the Company’s executive officers, other than John McSweeney, and other employees selected by the Board of Directors were eligible for cash bonuses based upon a comparison of actual performance results of the Company or a specified subsidiary to the annual targets. Each executive officer of the Company participating in the 2002 Incentive Plan was eligible to earn a cash bonus expressed as a percentage of such officer’s base salary. The incentive bonus opportunities varied by each executive officer’s level of responsibility. There was no mandatory minimum incentive award payable. The maximum percentage of base salary payable as an incentive bonus was (i) up to 150% for the Company’s President and Chief Executive Officer, (ii) up to 110% for the Company’s senior vice presidents, (iii) up to 90% for the Company’s vice presidents and (iv) up to 60% for other executive participants. For fiscal year 2002, the Company and each of its operating subsidiaries achieved their respective annual targets by varying amounts so that all of the 2002 Incentive Plan participants were eligible to receive a percentage of their salary as bonus awards based upon their predetermined formula provided under the 2002 Incentive Plan. Bonuses are payable in the first quarter of the following calendar year.

Stock Options.    Equity compensation in the form of stock options is a key component of the Company’s executive compensation program. Stock options are granted to executive officers primarily based on a subjective evaluation of the officer’s actual or expected contribution to the Company’s long-term performance and the consideration of other factors, such as the size of prior grants and relative job scope, as well as a review of publicly available data on senior management compensation at other companies. Stock options are granted by the Company to aid in the retention of executive officers and to align their interests with those of the Company’s stockholders. Stock options are granted at exercise prices that equal the fair market value of the Company’s stock on the date of the grant. Accordingly, stock options have value for an executive only if the price of the Company’s stock increases above the fair market value on the date of grant and the executive remains in the Company’s employ throughout the vesting period required for the stock option to be exercisable. In addition, stock options directly link a portion of the executive’s compensation to the interests of the Company’s stockholders by providing an incentive to maximize stockholder value.

CEO Compensation.    During fiscal year 2002, Mr. Edwards served as President and Chief Executive Officer of the Company. Under the terms of his employment agreement entered into in August 2000, Mr. Edwards’ annual base salary was established at $275,000, but was subject to increase at the discretion of the Board of Directors. Mr. Edwards’ base salary was initially increased to $429,690 for fiscal 2002 from $343,800 for fiscal 2001, which adjustment was determined in the manner described above. Mr. Edwards entered into a new employment agreement with the Company in May 2002 that established his annual base salary at $429,690, which salary was subsequently adjusted in September 2002 as a result of the elimination of certain benefits. As a result, Mr. Edwards’ base salary for fiscal 2002 was $434,911. Under the terms of the 2002 Incentive Plan, Mr. Edwards’ maximum bonus attainable was set at 150% of his base salary. Based on the Company’s performance for fiscal year 2002, Mr. Edwards received a cash bonus (paid in fiscal year 2003) equal to approximately 122% of his base salary. Mr. Edwards was awarded stock option grants for a total of 100,000 shares of the Company’s common stock in fiscal year 2002. The number of stock options granted to

Mr. Edwards was determined in the same manner as option grants for the Company’s other executive officers as described above.

Board of Directors	Compensation Committee
Adrian W. Doherty Jr.	Adrian W. Doherty Jr.
Larry Edwards	Jerry E. Ryan
Stephen Eisenstein
Ed Hotard
Ira Kleinman
Bengt Sohlén
Jerry E. Ryan

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are non-employee directors. During fiscal 2002, there was no interlocking relationship between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company.

Performance Graph

The following graph compares the percentage change in the cumulative total stockholder return on the Company’s Common Stock with the cumulative total return on the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index from the date of the Company’s initial public offering, May 17, 2001, through December 28, 2002. Because the Company is the only publicly-traded firm engaged principally in the design, engineering and fabrication of equipment for gas turbine power plants, there is no similar industry peer group with which to compare the Company. The Company has selected for comparison purposes the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index, which are separate indices of companies with comparable market capitalizations. The comparison assumes $100 was invested at the beginning of the period in the Company’s Common Stock (at its initial public offering price) and in each of the foregoing indices and assumes reinvestment of dividends.

COMPARISON OF CUMULATIVE TOTAL RETURN

Among Global Power Equipment Group Inc., the S&P SmallCap 600 Index and Russell 2000 Index

CERTAIN TRANSACTIONS

The Company entered into a management agreement with Harvest Partners, Inc. in August 2000 in connection with the Company’s recapitalization, which agreement was subsequently amended in connection with the Company’s initial public offering in 2001. Pursuant to the amended management agreement, Harvest Partners, Inc. is entitled to receive an annual management fee of $1.25 million, payable semi-annually in advance commencing August 1, 2001, for financial advisory and strategic planning services to be provided to the Company. In fiscal 2002, the Company paid Harvest Partners, Inc. aggregate fees and reimbursements of $1,325,589 million for financial advisory and strategic planning services to the Company and its affiliates. Stephen Eisenstein and Ira Kleinman, each a director of the Company, are each a general partner of Harvest Partners, Inc. and a member of Harvest Associates III, L.L.C., the beneficial owner of approximately 29.6% of the Company’s outstanding shares of Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10 percent of the Common Stock, to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the SEC and the New York Stock Exchange, and to furnish the Company with a copy of each such report. SEC regulations impose specific due dates for such reports, and the Company is required to disclose in this Proxy Statement any failure to file by these dates during and with respect to fiscal 2002.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during and with respect to fiscal 2002, its officers, directors and more than 10 percent stockholders complied with all applicable Section 16(a) filing requirements, except that (i) the report for the acquisition of 2,500 shares of Common Stock by Jerry E. Ryan was inadvertently filed late and, (ii) as a result of the changes in the fall of 2002 relating to the required time for filings with respect to option grants (which now require filings to be within two business days), the report for the one-time grant of options in December 2002 was inadvertently filed late on behalf of each of Larry Edwards, Bengt Sohlén, Ed Hotard, Adrian W. Doherty Jr., Jerry E. Ryan, John McSweeney, Gary Obermiller, Gene Schockemoehl, Michael Hackner, James P. Wilson and John M. Matheson.

STOCKHOLDER PROPOSALS

Any stockholder proposal intended to be considered by the Company for inclusion in the proxy materials for the Company for the Company’s 2004 Annual Meeting of Stockholders must be submitted in accordance with the applicable regulations of the SEC and received by the Company at its principal executive offices no later than December 26, 2003.

In accordance with the Company’s amended and restated By-laws, any stockholder who intends to present a proposal at the Company’s 2004 Annual Meeting of Stockholders and has not sought inclusion of the proposal in the Company’s proxy materials must provide written notice of such proposal to the Secretary of the Company not less than 90 nor more than 120 days prior to the first anniversary date of this year’s Annual Meeting of Stockholders.

OTHER MATTERS

The Board of Directors knows of no matters other than those described in this Proxy Statement which will be brought before the Annual Meeting for a vote of the stockholders. If, however, any other matter requiring a vote of stockholders arises, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

By Order of the Board of Directors,

John M. Matheson

Secretary

April 25, 2003

Tulsa, Oklahoma

GPE-PS-03

GLOBAL POWER EQUIPMENT

GROUP INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone
1. Log on to the Internet and go to http://www.eproxyvote.com/geg 2. Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683) 2. Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

THE BOARD RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1 . Election of Directors. Nominees: (01) Ira Kleinman, (02) Bengt Sohlén as Class II Directors.					FOR	AGAINST	ABSTAIN
FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	2 Ratification of PricewaterhouseCoopers LLP as independent auditor of the Company for fiscal 2003.	☐	☐	☐
☐ INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

				MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

				MARK HERE IF YOU PLAN TO ATTEND THE MEETING			☐

Please sign exactly as name appears herein, date and return promptly. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer and give title of officer. If a partnership, please sign in partnership name by authorized person and give title or capacity of person signing.

Signature:_________________	Date:______________	Signature:__________________	Date:______________

DETACH HERE

PROXY

GLOBAL POWER EQUIPMENT GROUP INC.

The Proxy is Solicited on Behalf of the Board of Directors

for the Annual Meeting of Stockholders to be held June 5, 2003

The undersigned hereby appoints Larry Edwards and John Matheson, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Global Power Equipment Group Inc. to be held on the 5th day of June, 2003, at 10:00 a.m., local time, at the DoubleTree Hotel at Warren Place, 6110 South Yale, Tulsa, Oklahoma, and at any and all adjournments thereof, on all matters coming before said meeting.

PLEASE MARK, SIGN AND DATE THE PROXY ON THE OTHER SIDE

AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE	(continued on other side)	SEE REVERSE SIDE